                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                UNITED WISCONSIN SERVICES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                  [LETTERHEAD]

                                 June 30, 1998

To All Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders of United Wisconsin Services, Inc. to be held on July 24, 1998, in Chicago, Illinois.

    The Special Meeting will begin promptly at 9:30 a.m. at the Chicago O'Hare Marriott Hotel located at 8535 West Higgins Road, Chicago, Illinois.

    As you know, United Wisconsin Services will soon complete the separation of our small group health insurance business (sold through our American Medical Security subsidiary) from our managed care and specialty business. The separation will be accomplished through a Spin-Off to UWS shareholders of all of the outstanding shares of common stock of a newly formed corporation which, upon completion of the Spin-Off, will be named United Wisconsin Services, Inc. In connection with the Spin-Off, the current corporation will change its name to American Medical Security Group, Inc. and will own and operate the small group health insurance business.

    UWS believes that as separate companies, each one will have additional and increased marketing, joint venture and acquisition opportunities. The Spin-Off will allow the new corporation to concentrate on developing its managed care and specialty products business and utilize the Blue Cross and Blue Shield trademarks and tradenames with its products. Furthermore, separate incentive compensation plans for key employees will provide incentives more directly related to the performance of the individual companies. The Spin-Off also will give each company direct access to capital markets and the ability to issue stock to finance expansion and growth opportunities.

    An Information Statement relating to the Spin-Off will be mailed to shareholders in late July. In the interim, any shareholder with questions relating to the Spin-Off may contact:

           Thomas P. Luljak
           Director of Corporate Communications
           United Wisconsin Services, Inc.
           401 West Michigan Street
           Milwaukee, WI 53203
           (414) 226-6900

    The official Notice of Special Meeting, Proxy Statement and appointment of proxy form are included with this letter. The matters listed in the Notice of Special Meeting are described in detail in the Proxy Statement.

    The vote of every shareholder is important to us. Please note that returning your completed proxy will not prevent you from voting in person at the Special Meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy will be greatly appreciated.

                                          Sincerely,

                                          /s/ Thomas R. Hefty

                                          Thomas R. Hefty
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                                     [LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

To the Holders of Common Stock of

  UNITED WISCONSIN SERVICES, INC.:

    The Special Meeting of the Shareholders (the "Meeting") of United Wisconsin Services, Inc. (the "Company") will be held at the Chicago O'Hare Marriott Hotel located at 8535 West Higgins Road, Chicago, Illinois, on Friday, July 24, 1998 at 9:30 a.m. local time, for the following purposes:

    1. To consider and vote upon a proposal to amend the Company's Restated and Amended Articles of Incorporation to change the name of the Company from "United Wisconsin Services, Inc." to "American Medical Security Group, Inc.";

    2. To consider and vote upon a proposal to amend the United Wisconsin Services, Inc. 1995 Director Stock Option Plan (the "Director Stock Option Plan") to increase the number of shares which may be granted to individual participants under the Director Stock Option Plan; and

    3. To transact any other business as may properly come before the Meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on June 30, 1998, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

    A copy of the Proxy Statement furnished in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting accompanies this Notice.

    Shareholders who cannot attend in person are requested to date, fill in, sign and return the enclosed proxy in the envelope provided. You may revoke your proxy at any time prior to the voting thereof by advising the Secretary of the Company in writing (by subsequent proxy or otherwise) of such revocation at any time before it is voted.

               YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO
                  ATTEND THE MEETING, PLEASE SIGN AND DATE THE
                     ENCLOSED PROXY AND RETURN IT PROMPTLY
                           IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          /s/ Stephen E. Bablitch

                                          Stephen E. Bablitch,
                                          SECRETARY

Milwaukee, Wisconsin
June 30, 1998

                                     [LOGO]

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Wisconsin Services, Inc. (the "Company" or "UWS") for use at the Special Meeting of Shareholders (the "Meeting") to be held at the Chicago O'Hare Marriott Hotel located at 8535 West Higgins Road, Chicago, Illinois, on Friday, July 24, 1998 at 9:30 a.m. local time, and at any adjournments or postponements thereof. At the Meeting, shareholders of the Company will consider and vote upon (i) a proposal to amend the Restated and Amended Articles of Incorporation of the Company to change the name of the Company from "United Wisconsin Services, Inc." to "American Medical Security Group, Inc."; (ii) a proposal to amend the United Wisconsin Services, Inc. 1995 Director Stock Option Plan (the "Director Stock Option Plan") to increase the number of shares which may be granted to individual participants under the Director Stock Option Plan; and (iii) such other business as may be properly brought before the Meeting.

    Only holders of record of shares of common stock, no par value per share ("Common Stock"), of the Company at the close of business on June 30, 1998, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. Shareholders will be entitled to one vote for each share of Common Stock held on the record date. On May 31, 1998, there were issued and outstanding 16,544,261 shares of Common Stock.

    When you sign and return the enclosed appointment of proxy form, shares of the Common Stock represented thereby will be voted (i) FOR the adoption of the amendment to the Company's Restated and Amended Articles of Incorporation changing the name of the Company to "American Medical Security Group, Inc." and
(ii) FOR the adoption of the proposed amendment to the Director Stock Option Plan, unless otherwise indicated on the proxy form. Returning your completed proxy form will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy at any time before it is voted by advising the Secretary of the Company of such revocation in writing (by subsequent proxy or otherwise).

    The Company knows of no specific matter to be brought before the Meeting that is not referred to in the Notice of Special Meeting. If any such matter properly comes before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

    The affirmative vote of a majority of the shares of Common Stock represented at the Meeting (excluding abstentions) is required to amend the Company's Restated and Amended Articles of Incorporation. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting (including abstentions) is required to amend the Director Stock Option Plan. Abstentions will be included in the determination of shares present for purposes of determining whether a quorum exists. Broker non-votes will not be so included and will not be counted in determining whether a proposal has been approved.

    Officers and other employees of the Company may solicit proxies by personal interview, telephone and facsimile, in addition to the use of the mails, but will receive no additional compensation for such activities. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of the Common Stock held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses and will pay for all costs in connection with the solicitation of proxies by the Board of Directors.

    The Notice of the Meeting, this Proxy Statement and the accompanying appointment of proxy form were first mailed to shareholders on or about June 30, 1998.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of shares of the Common Stock as of May 31, 1998 by each shareholder known to the Company to own beneficially more than five percent (5%) of the shares of the Common Stock outstanding, by each director of the Company, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT OF
NAME                                                                                    OWNED(2)            CLASS
--------------------------------------------------------------------------------  --------------------  -------------
Blue Cross & Blue Shield United of Wisconsin(1).................................         6,284,362             38.0%
Wallace J. Hilliard(1)(3).......................................................         1,401,601              8.3
Ronald A. Weyers(1)(3)..........................................................         1,197,659              7.1
Heartland Advisors, Inc.(1)(3)..................................................         1,103,150              6.7
Thomas R. Hefty(4)(5)...........................................................            84,811                *
Samuel V. Miller(4)(5)..........................................................           634,582              3.8
Roger A. Formisano(4)(5)........................................................            35,058                *
C. Edward Mordy(5)..............................................................            48,661                *
Mark H. Granoff(5)..............................................................            21,614                *
Richard A. Abdoo................................................................             2,800                *
Michael D. Dunham...............................................................             1,000                *
James L. Forbes.................................................................             3,500                *
James C. Hickman................................................................             2,200                *
William R. Johnson..............................................................             6,500                *
Eugene A. Menden................................................................             3,500                *
William C. Rupp, M.D............................................................             1,000                *
Carol N. Skornicka..............................................................             1,300                *

All directors and executive officers as a group (19 persons)(4).................           907,470              5.5

------------------------

* Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.

(1) Blue Cross & Blue Shield United of Wisconsin's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212; Mr. Hilliard's address is P.O. Box 12146, Green Bay, Wisconsin 54307-2146; Mr. Weyers' address is 3100 AMS Boulevard, Green Bay, Wisconsin 54313; and Heartland Advisors, Incorporated's address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(2) Includes the following number of shares covered under options exercisable within 60 days of March 31, 1998: Mr. Hefty, 69,293; Mr. Miller, 632,582; Mr. Formisano, 30,774; Mr. Mordy 32,316; Mr. Granoff, 18,024; Mr. Abdoo, 2,000; Mr. Dunham, 1,000; Mr. Forbes, 2,000; Mr. Hickman, 2,000; Mr.
    Johnson, 2,000; Mr. Menden, 2,000; Ms. Skornicka, 1,000; and all directors and officers as a group, 842,263.

(3) Based on Amendments to Schedules 13G filed with UWS pursuant to the Securities Exchange Act of 1934, as amended.

(4) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 2,000 shares; Mr. Miller, 2,000 shares; and Mr. Formisano, 3,750 shares.

(5) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 7,999; Mr. Formisano, 2,441; Mr. Mordy, 5,609; Mr. Granoff, 1,207; and all directors and officers as a group, 37,069.

    Blue Cross & Blue Shield United of Wisconsin ("Blue Cross") owns 38.0% of the issued and outstanding shares of Common Stock. Three of the Company's nine directors are also directors of Blue Cross. It is anticipated that Blue Cross will vote its shares of the Common Stock in favor of the proposed amendment to the Restated and Amended Articles of Incorporation and in favor of the amendment to the Director Stock Option Plan.

                    ITEM 1--CHANGE OF THE COMPANY'S NAME TO
                    "AMERICAN MEDICAL SECURITY GROUP, INC."

    The Board of Directors has approved, contingent upon the occurrence of the Spin-Off described below and subject to shareholder approval, an amendment to
Article I of the Company's Restated and Amended Articles of Incorporation which would change the Company's name from "United Wisconsin Services, Inc." to "American Medical Security Group, Inc." as of the effective time of the Spin-Off and eliminate the reference contained in Article I of the Company's Restated and Amended Articles of Incorporation to "401 West Michigan Street, Milwaukee, Wisconsin 53201-2025" as the location of the Company's principal office.

    The Board of Directors has proposed these changes in connection with the proposed distribution (the "Spin-Off") to the Company's shareholders of a new publicly traded company ("Newco") which will own all of the Company's managed care and specialty products businesses. After the Spin-Off, the Company will retain its small group products business and be headquartered out of the current offices of the Company's wholly owned subsidiary, American Medical Security Holdings, Inc. in Green Bay, Wisconsin. Subject to shareholder approval of the proposed amendment, Newco will change its name to "United Wisconsin Services, Inc." After the Spin-Off, Newco will be headquartered at 401 West Michigan Street, Milwaukee, Wisconsin 53201-2025.

    As previously mentioned, the Spin-Off will separate the Company's businesses and will result in ownership by the Company's shareholders of shares of two separate publicly traded companies: the Company will focus on its small group products business, and Newco will focus on the managed care and specialty products businesses. The Board of Directors believes that the Spin-Off, by enabling Newco and the Company to develop their respective businesses separately, will better enable both businesses to grow and prosper. With this separation, investors will be able to focus on the specific growth and value characteristics of each company.

    An information statement relating to the Spin-Off has been filed with the Securities and Exchange Commission (the "Commission") and will be mailed to shareholders when it is declared effective by the Commission, which is expected to be in late July 1998. Shareholders are not required to approve the Spin-Off and are not being asked to do so.

    Following is the text of the Resolution submitted by the Board of Directors for approval at the Special Meeting:

    RESOLVED, that, subject to and conditioned upon the distribution to the Company's shareholders of a new public company which will own all of the Company's managed care and specialty products businesses, Article I of the Company's Restated and Amended Articles of Incorporation shall be, and hereby are, amended in its entirety to read as follows:

                                ARTICLE I--NAME

    The name of the corporation shall be AMERICAN MEDICAL SECURITY GROUP, INC.

    The affirmative vote of a majority of the shares of Common Stock represented at the Meeting (excluding abstentions) is required to amend Article I of the Company's Restated and Amended Articles of Incorporation. Unless otherwise specified, the shares of the Common Stock represented by the proxies solicited hereby will be voted in favor of the amendment to Article I of the Company's Restated and Amended Articles of Incorporation. The Board of Directors has conditioned the proposed amendment upon the occurrence of the Spin-Off. If, for any reason, the Spin-Off does not occur, Article I of the Company's Restated and Amended Articles of Incorporation will not be amended and the Company will retain "United Wisconsin Services, Inc." as its corporate name.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED AND AMENDED ARTICLES OF INCORPORATION.

                        ITEM 2--APPROVAL OF AMENDMENT TO
        UNITED WISCONSIN SERVICES, INC. 1995 DIRECTOR STOCK OPTION PLAN

    The Board of Directors has approved, subject to shareholder approval, an amendment to the Director Stock Option Plan to increase the maximum number of shares which may be granted to individual participants in the Director Stock Option Plan from 3,000 to 5,000.

    The increase in the maximum number of shares which may be granted to individual participants in the plan from 3,000 to 5,000 is necessary to permit the grant of additional options under the Director Stock Option Plan to members of the Board of Directors and to enable to the Company to continue to attract and retain qualified members of the Board of Directors.

    Currently, options with respect to 27,000 shares are issued and outstanding pursuant to the Director Stock Option Plan. Shareholder approval of the authorization for the additional options is required by the terms of the Director Stock Option Plan.

    The following is a summary of the basic terms and provisions of the Director Stock Option Plan.

    The Director Stock Option Plan permits the grant to members of the Board of Directors of the Company ("Participants") of nonqualified Options (as defined in the Director Stock Option Plan).

    The purpose of the Director Stock Option Plan is to attract and retain superior Directors, to provide a stronger incentive for such Directors to put forth maximum effort for the continued success and growth of the Company and its affiliates and, in combination with these goals, to encourage stock ownership in the Company by Participants. The Director Stock Option Plan is administered by the Board of Directors. Under the Plan, each newly elected member of the Board of Directors who is not an employee of the Company receives an Option to purchase a specific number of shares of Common Stock. If the proposed amendment is adopted, the Company expects that each existing member of the Company's Board of Directors who is a Participant in the Plan and who continues as a director of the Company following the effective date of the Spin-Off will receive an Option to purchase an additional 2,000 shares of Common Stock and directors first elected after the effective date of the amendment will receive an Option to purchase 5,000 shares of Common Stock. Directors who will not continue as directors of the Company following the effective date of the Spin-Off will not receive options to purchase additional Common Stock. The term of the Options granted pursuant to the Director Stock Option Plan is twelve years, and the option price per share therefor is the fair market value of the Company's Common Stock on the date the option is granted. Options are not exercisable in any event prior to six months following the date of grant.

    One-third of each award under the Director Stock Option Plan vests on the first, second and third anniversary date of the grant, respectively, or if earlier, upon the occurrence of death, disability or after retirement of a Participant from the Board of Directors (as described in the Director Stock Option Plan), or a Triggering Event (as defined in the Director Stock Option
Plan). Subject to the terms of the Director Stock Option Plan, awards may be exercised within the shorter of twelve years from the date of grant or two years after the date on which the Participant ceases to serve on the Board of Directors (but any awards held by a Participant dismissed for cause will immediately expire). The administrator of the Director Stock Option Plan, subject to approval by the Board of Directors, may terminate, amend or modify the Director Stock Option Plan; provided, however, that the administrator may not make any amendment, (i) more frequently than once every six months, (ii) which is required by applicable law to be approved by the shareholders of the Company, or (iii) which adversely affects any holder of outstanding Options.

    No gain or loss will be recognized by the Company as a result of the grant or exercise of Options. An optionee will be deemed to receive ordinary income upon exercise of Options in an amount equal to the amount by which the fair market value of the Company's Common Stock on the exercise date exceeds the exercise price. The amount of any ordinary income deemed to be received by an optionee will be a deductible expense for tax purposes for the Company.

    The affirmative vote of holders of a majority of the shares of Common Stock represented at the Meeting is required to approve the amendment to the Director Stock Option Plan. Abstentions will be treated as "no" votes in determining whether the proposal is approved. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Director Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE DIRECTOR STOCK OPTION PLAN.

                             EXECUTIVE COMPENSATION

    Pursuant to a service agreement with Blue Cross, certain executive officers of the Company provide services to Blue Cross. Costs and expenses associated therewith are shared in accordance with the terms of the service agreement under which the party receiving the service pays the provider thereof the approximate cost thereof. The following table summarizes the total compensation paid by the Company or its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered to the Company and Blue Cross for the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                  -------------------------------
                                                                                      AWARDS           PAYOUTS
                                                                                  ---------------   -------------

                                           ANNUAL COMPENSATION
                           ----------------------------------------------------     SECURITIES
NAME AND PRINCIPAL                                              OTHER ANNUAL        UNDERLYING          LTIP
POSITION                   YEAR  SALARY($)   BONUS($)(1,2)   COMPENSATION($)(4)   OPTIONS/SARS(#)   PAYOUTS($)(1)
-------------------------  ----  ---------   -------------   ------------------   ---------------   -------------
Thomas R. Hefty .........  1997  $475,008     $   97,377          $ 7,885              35,000          $ 5,294
  CHAIRMAN OF THE BOARD,   1996   410,028        177,542            9,355              30,000           --
  PRESIDENT & CHIEF        1995   390,024         91,265            6,693             --                10,832
  EXECUTIVE OFFICER
Samuel V. Miller(6) .....  1997   500,000        600,000(3)       --                  --                --
  EXECUTIVE VICE           1996   500,004      1,500,000(3)        89,169             434,563           --
  PRESIDENT, PRESIDENT OF  1995    77,652         83,350(3)       --                  198,019           --
  AMERICAN MEDICAL
  SECURITY HOLDINGS, INC.
Roger A. Formisano ......  1997   244,536         22,008              904              25,000            2,894
  EXECUTIVE VICE           1996   235,128         61,604            3,424              15,000           --
  PRESIDENT & CHIEF        1995   179,840         41,004            4,999             --                 4,406
  OPERATING OFFICER;
  PRESIDENT OF COMPCARE
  HEALTH SERVICES
  INSURANCE CORPORATION
  AND MERIDIAN RESOURCE
  CORPORATION
C. Edward Mordy .........  1997   184,848         20,333            3,385              18,000            2,370
  VICE PRESIDENT & CHIEF   1996   176,040         55,805            3,106              10,000           --
  FINANCIAL OFFICER        1995   161,496         18,734            2,567             --                 5,502
Mark H. Granoff(7) ......  1997   154,260         53,837            2,839               7,000            1,571
  PRESIDENT, UNITED        1996   147,612         49,243            4,380               4,000           --
  WISCONSIN GROUP          1995   139,512         34,161            2,898             --                 3,955



NAME AND PRINCIPAL             ALL OTHER
POSITION                   COMPENSATION($)(5)
-------------------------  ------------------
Thomas R. Hefty .........        $4,000
  CHAIRMAN OF THE BOARD,          3,750
  PRESIDENT & CHIEF               3,750
  EXECUTIVE OFFICER
Samuel V. Miller(6) .....       --
  EXECUTIVE VICE                --
  PRESIDENT, PRESIDENT OF       --
  AMERICAN MEDICAL
  SECURITY HOLDINGS, INC.
Roger A. Formisano ......         4,000
  EXECUTIVE VICE                  3,750
  PRESIDENT & CHIEF               3,750
  OPERATING OFFICER;
  PRESIDENT OF COMPCARE
  HEALTH SERVICES
  INSURANCE CORPORATION
  AND MERIDIAN RESOURCE
  CORPORATION
C. Edward Mordy .........         4,000
  VICE PRESIDENT & CHIEF          3,750
  FINANCIAL OFFICER               3,750
Mark H. Granoff(7) ......         3,857
  PRESIDENT, UNITED               3,690
  WISCONSIN GROUP                 3,488

------------------------------
(1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequent to the end of each fiscal year.

(2) Amounts represent bonuses earned under both the Company's Profit Sharing Plan and Management Incentive Plan.

(3) Amounts represent bonuses earned by Mr. Miller pursuant to the terms of his employment agreement with the Company.

(4) Amounts represent reimbursement for the payment of taxes and the payout for unused personal days. The amounts indicated do not include perquisites and other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(5) Amounts represent the Company's matching contributions to the UWSI/BCBSUW 401(k) Plan.

(6) Mr. Miller became an employee of the Company in November 1995, and compensation information reflects amounts earned since that time.

(7) Mr. Granoff was inadvertently omitted (and Penny J. Siewert was inadvertently included) in the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 27, 1998.

    The following table details the options granted to the executive officers listed in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                ------------------------------------------------------------   VALUE AT ASSUME ANNUAL
                                                     % OF TOTAL                                 RATES OF STOCK PRICE
                                 # OF SECURITIES     OPTION/SARS                              APPRECIATION FOR OPTION
                                   UNDERLYING        GRANTED TO     EXERCISE OR                         TERM
                                  OPTIONS/SARS      EMPLOYEES IN    BASE PRICE   EXPIRATION   ------------------------
NAME                               GRANTED(1)        FISCAL YEAR     ($/SHARE)      DATE        5% ($)      10% ($)
------------------------------  -----------------  ---------------  -----------  -----------  ----------  ------------

Thomas R. Hefty...............         35,000             19.60%     $  25.625     01/01/09   $  713,784  $  1,917,903

Samual V. Miller..............              0                 0            N/A          N/A          N/A           N/A

Roger A. Formisano............         25,000             14.00         25.625     01/01/09      509,845     1,369,931

C. Edward Mordy...............         18,000             10.10         25.625     01/01/09      367,089       986,350

Mark H. Granoff...............          7,000              3.90         37.125     06/12/09      206,823       555,724

------------------------

(1) All options granted vest at the rate of 25% each year on the anniversary of the grant date. All options listed for Messrs. Hefty, Formisano and Mordy were granted on 1/2/97. The options for Mr. Granoff were granted on 6/12/97.

    No Stock Appreciation Rights ("SARs") or options were exercised by any of the executive officers listed in the Summary Compensation Table during 1997. The number of unexercised SARs and options and the total value of unexercised in-the-money SARs and options at December 31, 1997 are shown in the following table:

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                   OPTIONS/SARS                 IN-THE-MONEY OPTIONS/SARS
                                                                   AT FY-END (#)                      AT FY-END ($)
NAME                                                       EXERCISABLE/UNEXERCISABLE(1)         EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------  -------------------------------  -----------------------------------

Thomas R. Hefty.........................................     66,657      /         83,886  $    262,763      /      $  310,263

Samuel V. Miller........................................    632,582      /          0         2,288,158      /          0

Roger A. Formisano......................................     24,018      /         44,256        71,081      /          95,769

C. Edward Mordy.........................................     32,112      /         38,704       127,788      /         144,412

Mark H. Granoff.........................................     21,268      /         18,006        64,300      /          72,300

------------------------

(1) Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations or reorganizations.

    LONG-TERM INCENTIVE PLAN

    The Company maintains a Long-Term Incentive Plan ("LTIP") for, among others, the executive officers of the Company. The LTIP is administered by the Company's Management Review Committee. Awards are based on the achievement of certain growth objectives established at the beginning of each three-year plan cycle by the Management Review Committee. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels. Payout awards are based on a percentage of each participant's average base salary range midpoint during the applicable three-year cycle. The components and maximum payout potential for the 1997-1999 Plan for Messrs. Hefty, Formisano, Granoff and Mordy are: Average Annual Increase in Combined Surplus of Blue Cross and the Company calculated in accordance with generally accepted accounting principles ("GAAP"), 10.0%; Average Annual Increase in Government Programs Reimbursement, 2.5%; Increase in Combined Revenue for Blue Cross and the Company, 4.16%. Mr. Miller does not participate in the LTIP.

    The potential value of payouts under the 1997-1999 LTIP to the listed executive officers is shown in the following table:

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                  ESTIMATED FUTURE PAYOUTS UNDER
                                                            PERFORMANCE OR                  NON-STOCK
                                                          OTHER PERIOD UNTIL           PRICE-BASED PLANS(2)
                                                            MATURATION OR       ----------------------------------
NAME                                                          PAYOUT(1)          THRESHOLD    TARGET     MAXIMUM
------------------------------------------------------  ----------------------  -----------  ---------  ----------
Thomas R. Hefty.......................................           3 Years         $  42,944   $  64,383  $  107,263
Samuel V. Miller......................................               N/A            --          --          --
Roger A. Formisano....................................           3 Years            23,038      34,540      57,544
C. Edward Mordy.......................................           3 Years            18,643      27,950      56,565
Mark H. Granoff.......................................           3 Years             9,070      13,598      22,654

------------------------

(1) The 1997-1999 LTIP has been discontinued and the Company anticipates making a pro rata payout during 1998.

(2) The average midpoint of the named executive's annual base salary range for the three-year term is calculated using the actual 1997 and 1998 base salary range midpoints and the estimated 1999 base salary range midpoint. The estimated 1999 midpoint is 4.5% higher than the 1998 actual base salary range midpoint.

    DEFINED BENEFIT PENSION PLANS

    The Company provides a non-contributory defined benefit plan to its salaried employees pursuant to the UWSI/BCBSUW Salaried Pension Plan ("Salaried Plan"). The Salaried Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year.

    In addition, the Company provides to executives defined benefits from the Supplemental Executive Retirement Plan ("SERP"). The SERP provides a total benefit (taking into account Salaried Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years).

                               PENSION PLAN TABLE

                                 YEARS OF SERVICE
                  -----------------------------------------------
  REMUNERATION        15          20          25      30 OR MORE
----------------  ----------  ----------  ----------  -----------
   $125,000       $   37,500  $   50,000  $   62,500   $  75,000

     150,000          45,000      60,000      75,000      90,000

     175,000          52,500      70,000      87,500     105,000

     200,000          60,000      80,000     100,000     120,000

     225,000          67,500      90,000     112,500     135,000

     250,000          75,000     100,000     125,000     150,000

     275,000          82,500     110,000     137,500     165,000

     300,000          90,000     120,000     150,000     180,000

     400,000         120,000     160,000     200,000     240,000

     500,000         150,000     200,000     250,000     300,000

     600,000         180,000     240,000     300,000     360,000

    The persons named in the Summary Compensation Table who are participants in the Salaried Plan and the SERP have the following years of credited service: Mr. Hefty, fifteen years; Mr. Formisano, six years; Mr. Mordy, twelve years; and Mr. Granoff, seven years. Mr. Miller does not participate in the Salaried Plan or the SERP.

                     MANAGEMENT REVIEW COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

INTRODUCTION

    The Management Review Committee of the Board of Directors (the "Committee") which is comprised of four independent, non-employee directors, establishes and directs the administration of all programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. In addition, the Committee evaluates executive officer performance and assesses the overall effectiveness of the Company's executive compensation programs.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Company's executive compensation program is designed to closely align executive compensation with corporate performance and total return to shareholders. The Company has developed an overall compensation philosophy and implemented Plans that are designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and appreciation in the Common Stock price.

    The overall objectives of this compensation philosophy are:

    - To attract and retain the executive talent required to attain the Company's goals.

    - To motivate these executives to achieve the goals of the Company's business strategy;

    - To link executive and shareholder financial interests through equity-based long-term incentive plans; and

    - To provide a compensation package that recognizes individual contributions and overall business results.

    Each year the Committee conducts a full review of the Company's executive compensation program to ensure that pay opportunities are competitive with the current market and that there is appropriate linkage between Company performance and executive compensation. During 1997, this process included consultation with Hewitt Associates ("Hewitt") throughout the year on such issues as base salaries, stock option awards, and overall compensation. The Committee's review included a comparison of the Company's executive compensation against a peer group with which the Company competes for business and executive talent. The Committee believes that the Company's competitors for executive talent include many types of companies. Therefore, the Committee evaluates all relevant sources for executive talent in assessing overall competitiveness. Consequently, the peer group used for compensation analysis will include, but extend beyond, the companies noted in the Performance Graph included in this Proxy Statement.

    The Company's compensation philosophy has been to set base salaries at approximately 90% of the market average for comparable positions at comparable companies. The Company's incentive compensation plans were designed to bring total compensation to approximately 110% of the market average for comparable positions at comparable companies for outstanding corporate and individual performance. This philosophy prevailed in setting base salaries and pay opportunities for calendar year 1997.

    In December 1997, in conjunction with Hewitt, the Company reviewed its current compensation philosophies and compensation objectives. In addition, the Company undertook a thorough review of the current Plans in order to assess the most effective compensation tools for:

    - Linking pay programs to current and future business strategies and performance; and

    - Attracting, retaining and motivating key executives in the intensely competitive market for exceptional executive talent, among managed care employers specifically and all employers generally.

    As a result of this review, the Committee took particular note that UWS executive compensation had fallen below levels deemed appropriate by the Committee when compared to peer group compensation levels. Accordingly, the Committee decided to set compensation opportunities at the 50th percentile of the market for comparable positions at comparable companies. In the future, the Company's compensation programs will be designed to be dependent on performance, and individual pay delivered from these programs may be higher or lower than the 50th percentile of the market depending on that performance.

ELEMENTS OF EXECUTIVE COMPENSATION

    The elements of executive compensation include base salary, profit sharing, an annual performance-based management incentive plan and long-term incentives (including both the long-term incentive plan and nonqualified Common Stock options). The Committee's decisions with respect to each of these elements are discussed below. While the elements of compensation described in this Report are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including salary, incentive compensation, pension benefits, supplemental retirement benefits, insurance and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy statement, the Committee takes into account the views of Mr. Hefty, the Company's Chief Executive Officer, for positions other than his own.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits a publicly held corporation's deductions for certain executive compensation in excess of $1 million in taxable years beginning after December 31, 1993. Certain performance-based compensation is excepted from the $1 million limitation. In 1997, none of the Company's executives received compensation in excess of $1 million for purposes of Section 162(m) and all 1997 executive compensation is fully deductible. This includes the compensation paid to Mr. Miller because under the terms of his employment agreement, Mr. Miller's compensation was structured using performance-based compensation and compensation deferrals. The Committee has, however, reviewed Section 162 (m) and considered its impact on the Company's future executive compensation Plans.

BASE SALARY

    Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences and by reference to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive and by surveying the industry to determine the average industry change in executive base salary. In the case of executives with responsibility for a particular business unit, such unit's financial results are also a major consideration. The Committee, where appropriate, considers non-financial performance measures such as increase in market share, gains in administrative cost efficiency, improvements in product quality, and improvements in relations with customers, suppliers, and employees.

    In establishing 1997 base salaries for the Company's executives, the Committee considered competitive data which indicated that the base salaries of the Company's executives were below competitive levels and were determined to be at approximately 81.5% of estimated market value for the group as a whole. Accordingly, since the Company's then current compensation philosophy called for base salaries that were approximately 90% of the market average, executive officers, excluding the CEO, received base salary increases of between 4% and 5%.

ANNUAL INCENTIVE COMPENSATION

    PROFIT SHARING PROGRAM

    The Company annually establishes a Profit Sharing Plan for all employees who are with the Company for the entire calendar year. The United Wisconsin Services, Inc. 1997 Profit Sharing Plan (the "Profit Sharing Plan") compensated employees based on corporate profitability, on individual business unit or regional area profitability and on the attainment of high levels of customer satisfaction, all measured against targets set at the beginning of the year.

    Under the corporate profitability goal, the Profit Sharing Plan pays each employee from 0% to 9% of base salary depending on the attainment of specified profit levels. For employees to receive the 9% payout in 1997, the Company and Blue Cross had to attain combined net income, excluding net income or loss from extraordinary items, of $51.8 million or more. If a specified minimum level of profitability had not been attained, no awards would have been made under any portion of the Profit Sharing Plan.

    Individual business unit or regional area financial performance also was measured under the "Local Component" of the Plan, with employees eligible to receive an additional payout of up to 9% of compensation on the "Local Component." The Profit Sharing Plan also contained a customer satisfaction modifier which enabled employees to earn up to an additional 3% of annual compensation for achievement of high customer satisfaction levels, generally in excess of 93.5%, or which could reduce an award by up to 2% of annual compensation for poorer levels of customer satisfaction. In total, the Profit Sharing Plan paid the executives described herein between 1.21% and 1.5% of annual compensation.

    MANAGEMENT INCENTIVE PLAN

    The Company's executive officers are eligible for an annual performance bonus under the Management Incentive Plan. The bonus paid from this Plan has two components: the Corporate Component and the Individual Performance/Profit Sharing Component. The Corporate Component is equal to one times the executive's total payout from the Profit Sharing Plan (two times the Profit Sharing payout for the CEO) as described above.

    The Individual Performance/Profit Sharing Component has two parts. First, individual performance objectives are established for each eligible executive. These individual objectives can include both financial and non-financial measures related to the performance of the business units or corporate departments for which the executive is responsible. To determine how well executives other than the CEO have performed on their individual performance objectives, the Committee considers input from the CEO as well as other relevant factors. Not all individual performance objectives are quantifiable and the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Therefore, the Committee used discretion in evaluating the executives' achievements of their individual performance objectives. Individual performance objectives are also established for the CEO. The Committee evaluates all relevant data to determine to what extent Mr. Hefty has met his performance expectations. Again, the Committee uses its discretion in making this determination.

    The second part of the Individual Performance/Profit Sharing Component is based on the executive's payout from the Local Component of the 1997 Profit Sharing Plan. Bonus payments are made according to a schedule that correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

    Bonus amounts can range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Profit Sharing Component). For executives to earn the maximum award, they must have achieved outstanding results on each of their individual goals; the profitability of the business unit or regional area to which they are assigned must have reached an exceptional level; and the Company and Blue Cross must have achieved a combined return on equity, excluding net income or loss from extraordinary items, of 22% or more. In 1997, the Company and Blue Cross' combined return on equity, as defined by the Plan documents, was 0.2%. 1997 performance bonus awards for the executives discussed herein, other than the CEO, ranged from 7.5% to 23.4% of annual compensation. These awards were paid in 1998.

LONG-TERM INCENTIVE COMPENSATION

    The Company's executive compensation strategy is to provide long-term compensation at a competitive level for the managed care market.

    LONG-TERM INCENTIVE PLAN

    The Company employs a Long-Term Incentive Plan ("LTIP") for the executive officers of the Company. The LTIP is based on the achievement of certain growth objectives, including improved surplus and premium revenue growth. Each year, the Committee sets annual performance goals for the next three-year Plan cycle. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year Plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels. Payouts from the 1995-1997 LTIP for the executives discussed herein were approximately 1.23% of the average midpoint of their annual salary ranges. Awards payable in 1998 for executives other than the CEO ranged from $1,571 to $2,894 and are detailed in the LTIP Payouts column of the Summary Compensation Table contained in this Proxy Statement. Consistent with its review of total executive compensation, the Committee decided to provide long-term incentive opportunities solely through equity-based vehicles starting in 1998. The remaining performance cycles, both 1996-1998 and 1997-1999, under the LTIP will be discontinued.

    STOCK OPTIONS

    The Committee is responsible for administering the Company's stock option program, which is designed to motivate employees to maximize shareholder value and maintain a medium to long-term perspective. Option grants are made at the fair market price on the date of grant and become exercisable in equal annual installments over a four-year term, expiring 12 years after the date of grant.

    When determining the size of the option grants made to executives, the Committee considered the results of the competitive market compensation survey performed by Hewitt which focuses on the managed care and Blue Cross markets. The Committee also considers its own evaluation of the executives' past and prospective contributions to the success of the Company, anticipated performance requirements and contributions of each executive officer, and historical option award data. Based on all of this information, the Committee awarded options exercisable for 25,000, 18,000, and 7,000 shares of Common Stock to Mr. Formisano, Mr. Mordy and Mr. Granoff, respectively in 1997. The award to the CEO is discussed below.

    As discussed previously, in December 1997, the Company, in conjunction with Hewitt, conducted a thorough review of all of its current compensation programs. The results of this study demonstrated that UWS's long-term incentive compensation was significantly below market levels. As a result, the Committee decided to increase grant sizes in 1998 in order to make UWS's long-term incentive component of total compensation more competitive when viewed relative the market, and as mentioned previously, to enhance links between the fortunes of UWS shareholders and key executives.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hefty's annual cash compensation for 1997 included base salary, profit sharing, and management incentive bonus for a total of $572,385. As discussed herein, some elements were paid in 1998 based on 1997 performance.

    Mr. Hefty's base salary in 1996 was approximately 79% of the average base salary for comparable positions, according to the previously mentioned Hewitt compensation survey. Because the Company's then current compensation philosophy provided that executive base salaries should be set at approximately 90% of the market average for comparable positions at comparable companies, Mr. Hefty's base salary for 1997 was increased to an amount which represented approximately 91% of the December 1996 estimated market value of his position.

    In addition to base salary, Mr. Hefty received 1.5% of his base salary under the Profit Sharing Plan based on the Company's return on equity of 0.2 % and the Company's Customer Satisfaction levels. Under the Management Incentive Plan, Mr. Hefty was awarded 19% of his 1997 base salary based on the Company's and Blue Cross's financial results and his achievement of individual performance goals set at the beginning of the year.

    In determining the individual performance portion of Mr. Hefty's annual incentive award, the Committee considered several events which evidenced his personal contributions to the Company and its operating performance. These factors include the transition in the management team of American Medical Security Holdings, Inc. (AMS), whereby under Mr. Miller's guidance, there was steady improvement in the operating profit of AMS and the acquisition of Pan-American Life Insurance Company; the continued growth in membership in the HMO units and solid performance in the Valley Health Plan, Unity Health Plans, and the two northern Wisconsin HMO's; the continuation of strong bottom-line results and an increase in total enrollment in the specialty managed care unit; and the introduction of the United 24 product, a combined health, disability, and worker's compensation plan.

    In 1998, Mr. Hefty received a payout of $5,294 from the Company's LTIP for the 1995 to 1997 performance period and an option to purchase 35,000 shares of Common Stock.

    In addition, the Committee provided Mr. Hefty with a further long-term incentive opportunity tied to the increase in value in AMS. This arrangement is described under "Other Executive Arrangements."

CONCLUSION

    After its review of the total compensation program for the executives of the Company, the Committee continues to believe that these executive compensation policies and practices serve the interests of shareholders and the Company effectively. We also believe that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company's overall future successes, thereby increasing the value of the Company for the shareholders' benefit. We will continue to monitor the effectiveness of the Company's total compensation program to meet the ongoing needs of the Company.

Submitted by:  James L. Forbes, Chairman
               Richard A. Abdoo
               Michael D. Dunham
               James C. Hickman

OTHER EXECUTIVE ARRANGEMENTS

    EXECUTIVE VICE PRESIDENT EMPLOYMENT CONTRACT

    During 1995, the Company recognized the need to recruit and hire an executive to direct its interests in its joint venture with American Medical Security Group, Inc. Due to the specialized knowledge and experience required for this position, a nationwide search was undertaken. At the end of 1995, Samuel V. Miller was hired as Executive Vice President of the Company. Mr. Miller does not participate in the Company's standard executive compensation programs. His compensation package was determined through employment negotiations which took into account his extensive experience at the senior levels of the financial services and insurance industries, his outstanding skills and his familiarity with the small group health insurance business. His compensation consists of base salary, an annual performance bonus, and non-qualified Common Stock options and certain other options.

    Mr. Miller's employment contract provides for an annual performance bonus of not less than $500,000 or more than $1,000,000. The Committee awarded Mr. Miller a bonus of $600,000 for 1997 based on the Committee's evaluation of his overall achievements in his management of AMS. Mr. Miller did not receive an option grant in 1997.

    CHIEF EXECUTIVE OFFICER SUPPLEMENTAL COMPENSATION AGREEMENT

    In September 1997, the Company entered into a Supplemental Compensation Agreement with Mr. Hefty, the Chief Executive Officer as incentive for continued employment, and to reward Mr. Hefty for activities that result in an increase in the shareholder value of UWS as a result of ownership of AMS.

    Under the terms of the agreement, Mr. Hefty will be awarded phantom shares of Common Stock, upon the occurrence of specific triggering events. The Spin-Off is not a triggering event under the agreement, and the parties have agreed that the Supplemental Compensation Agreement will terminate upon completion of the Spin-Off.

                               PERFORMANCE GRAPH

    The following performance graph compares the cumulative shareholder return of the Company's common stock to the cumulative shareholder return of the NYSE/AMEX/Nasdaq Stock Market and the Morgan Stanley Health Care Payor Index for the period of 60 months ended December 31, 1997. The graph assumes an investment of $100 in each of the Company's common stock, the NYSE/AMEX/Nasdaq Stock Market, and the Morgan Stanley Healthcare Payor Index on December 31, 1992, and assumes reinvestment of all dividends. The Peer Group comparison has been discontinued. The Peer Group used in prior years consisted of Coventry Corp., Humana Inc., Oxford Health Plans, Inc., Rightchoice Managed Care Inc., United States Healthcare Inc., Emphesys Financial Group Inc., Mid Atlantic Medical Services Inc., Physicians Health Services Inc., United Healthcare Corp., and Wellpoint Health Networks Inc. Because several of these companies are no longer publicly traded as a result of mergers and acquisitions in the health care industry, the Company has decided to replace this peer group with the Morgan Stanley Healthcare Payor Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                        UNITED WISCONSIN SERVICES, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           UNITED WISCONSIN     NYSE/AMEX/NASDAQ STOCK    MORGAN STANLEY HEALTH   DISCONTINUED

              Services, Inc.       Market (US Companies)        Care Payor Index     Peer Group
12/31/92               100.0                       100.0                   100.0          100.0
12/31/93                98.5                       111.2                   126.1          149.8
12/31/94               119.5                       110.7                   165.2          179.8
12/31/95                74.7                       150.9                   207.3          234.0
12/31/96                90.9                       182.9                   180.5          226.1
12/31/97                90.6                       239.5                   187.3          199.8

                                                     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
                                                    -----------  -----------  -----------  -----------  -----------  -----------
United Wisconsin Services, Inc.                          100.0         98.5        119.5         74.7         90.9         90.6
NYSE/AMEX/Nasdaq Stcok Market (US Companies)             100.0        111.2        110.7        150.9        182.9        239.5
Morgan Stanley Health Care Payor Index                   100.0        126.1        165.2        207.3        180.5        187.3
Discontinued Peer Group                                  100.0        149.8        179.8        234.0        226.1        199.8

                                 OTHER MATTERS

    The Company knows of no other matters to come before the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons acting pursuant to the accompanying appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

    Pursuant to Article II of the Company's Bylaws which provides procedures by which shareholders may raise matters at annual meetings, proposals which shareholders intend to present at the 1999 Annual Meeting of Shareholders must be received by the Company no later than March 31, 1999 to be presented at that meeting. To be eligible for inclusion in the proxy material for that meeting, shareholder proposals must be received by December 19, 1998.

                                          UNITED WISCONSIN SERVICES, INC.

                                          STEPHEN E. BABLITCH
                                          SECRETARY

Milwaukee, Wisconsin
June 30, 1998

                           UNITED WISCONSIN SERVICES, INC.
                   401 West Michigan Street, Milwaukee, WI 53203


                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas R. Hefty and C. Edward Mordy, and each of them, proxies of the undersigned with power of substitution, to vote all shares of the common stock the undersigned is entitled to vote at the Special Meeting of the Shareholders of United Wisconsin Services, Inc. to be held on Friday, July 24, 1998 at 9:30 a.m., and at any adjournments thereof, as indicated below.

The shares of common stock represented by this proxy will be voted as directed. If no direction is specified, the shares of common stock will be voted FOR Item 1 and FOR Item 2.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
            DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

            UNITED WISCONSIN SERVICES, INC. 1998 SPECIAL MEETING

1. CHANGE OF THE NAME OF THE CORPORATION FROM "UNITED WISCONSIN SERVICES, INC." TO "AMERICAN MEDICAL SECURITY GROUP, INC.";

            / / FOR         / / WITHHOLD AUTHORITY        / / AGAINST

2. AMENDMENT TO THE UNITED WISCONSIN SERVICES, INC. 1995 DIRECTOR STOCK OPTION PLAN;

            / / FOR         / / WITHHOLD AUTHORITY        / / AGAINST

3. With discretionary power upon and all other business that may properly come before the meeting and upon matters incident to the conduct of the meeting.

The Board of Directors recommends a vote FOR the change of the corporation's name to "American Medical Security Group, Inc." and FOR the Amendment to the United Wisconsin Services, Inc. 1995 Director Stock Option Plan.

Address Change?
MARK BOX [  ]
indicate changes below.

Date
     ------------------------
NO. OF SHARES
              ---------------

[                                 ]
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SIGNATURE(S) IN BOX

Please sign exactly as your name appears on this proxy giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name, by duly authorized officer. If a partnership, please sign in partnership name by authorized person.